EXHIBIT 99.1

Broadcom Extends Fiber Access Portfolio with Acquisition of BroadLight

End-to-End Platform Opens New Addressable Markets for Next Generation Fiber Networks

IRVINE, Calif. March 21, 2012 – Broadcom Corporation (NASDAQ: BRCM), a global innovation leader in semiconductor solutions for wired and wireless communications, today announced it has signed a definitive agreement to acquire BroadLight, Inc., a Delaware corporation with an Israel-based subsidiary. BroadLight is a privately held provider of highly integrated networking and fiber access PON (Passive Optical Network) processors. With the addition of BroadLight, Broadcom expands its broadband access portfolio to support customer requirements for rolling out next-generation fiber networks worldwide.

“The need for increased bandwidth for IPTV services, HDTV broadcasting and high speed Internet access are driving momentum for deploying fiber networks,” said Dan Marotta, Executive Vice President and General Manager of Broadcom’s Broadband Communications Group. “Combining BroadLight’s PON solutions with the strength of Broadcom’s broadband access portfolio will enable us to offer a complete, end-to-end solution for customers – from OLT at the central office to CPE at the home. BroadLight’s strong engineering team and broad IP will complement and extend our ability to deliver next-generation access technologies to customers.”

In connection with the acquisition, Broadcom currently expects to pay approximately $195 million, net of cash assumed, to acquire all of the outstanding shares of capital stock and other equity rights of BroadLight. The purchase price will be paid in cash, minus a portion of such purchase price attributable to certain unvested employee stock options that will be paid in Broadcom restricted stock units. Additional consideration of up to $10 million in cash will be reserved for future payment to holders of BroadLight capital stock and other rights upon satisfaction of certain performance goals. Excluding any purchase accounting related adjustments and fair value measurements, Broadcom expects the acquisition of BroadLight to be roughly neutral to earnings per share in 2012. The transaction is expected to close in Broadcom’s second quarter of 2012 and remains subject to customary closing conditions.

About BroadLight
BroadLight is a leading provider of highly integrated networking and embedded processors enabling fiber grade quality of service delivery for central office and customer premise equipment. BroadLight’s fiber grade architecture powers equipment vendors serving telecommunication operators’ fiber access, fixed mobile networks and connected digital homes worldwide.

About Broadcom
Broadcom Corporation (NASDAQ: BRCM), a FORTUNE 500® company, is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments.With the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions, Broadcom is changing the world by Connecting everything®. For more information, go to www.broadcom.com.

Cautions Regarding Forward-Looking Statements
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the impact of the acquisition on Broadcom’s earnings per share, the expected date of closing of the transaction, the strategic fit of BroadLight’s technology into Broadcom’s business, and the potential benefits of the merger. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference for Broadcom in connection with the acquisition of BroadLight include, but are not limited to unexpected variations in market growth and demand for GPON and related technologies, the ability of the parties to successfully consummate the transactions contemplated by the merger agreement and related transaction documents, the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues and charges resulting from purchase accounting adjustments or fair value measurements.

Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2011 and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Broadcom®, the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Corporate Communication	Investor Relations
Karen Kahn Vice President, Communications 949-926-3139 kkahn@broadcom.com	Chris Zegarelli Director, Investor Relations 949-926-7567 czegarel@broadcom.com

# # #